UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2010

VISANT CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	333-120386	90-0207604
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

357 Main Street
Armonk, New York		10504
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (914) 595-8200

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On March 1, 2010, Visant Corporation (“Visant”) issued a press release regarding its results of operations for the fourth fiscal quarter and year ended January 2, 2010. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 8.01	Other Events.

On February 26, 2010, the Board of Directors of Visant’s parent company, Visant Holding Corp. (“Holdings”), declared an extraordinary cash distribution in the aggregate amount of $137.7 million (inclusive of the distribution to holders of vested stock options as described below), or $22.00 per share (the “Distribution”) on Holdings’ outstanding common stock (the “Common Stock”). The Distribution will be payable on March 1, 2010 to stockholders of record on February 26, 2010 (the “Record Date”). The Distribution will be funded from cash on hand.

In connection with the Distribution, Holdings will make a cash payment to holders of vested stock options for the Common Stock, granted pursuant to Holdings’ equity incentive plans. The cash payment on the vested stock options will equal (x) the product of (i) the number of shares of Common Stock subject to such options outstanding on the Record Date multiplied by (ii) the per share amount of the Distribution, minus (y) any applicable withholding taxes. Holdings will reduce the per share exercise price of any unvested options outstanding as of the Record Date by the per share Distribution amount paid.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable
(b)	Not applicable
(c)	Not applicable
(d)	Exhibits

99.1         Press release issued by Visant Corporation dated March 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISANT CORPORATION

Date: March 1, 2010	/S/ PAUL B. CAROUSSO
Paul B. Carousso Vice President, Finance

Exhibit No.	Exhibit

99.1	Press release dated March 1, 2010.